EXECUTION VERSION

LENDER JOINDER AGREEMENT AND REFINANCING AMENDMENT
Dated as of July 16, 2015
among
MARINA DISTRICT FINANCE COMPANY, INC.,
as the Borrower,
MARINA DISTRICT DEVELOPMENT COMPANY, LLC,
as the Guarantor,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
and
the Lenders Party Hereto

LENDER JOINDER AGREEMENT AND REFINANCING AMENDMENT

July 16, 2015

To:	Marina District Finance Company, Inc.
Marina District Development Company, LLC
One Borgata Way
Atlantic City, NJ 08401
Attention:    Josh Hirsberg

To:	Wells Fargo Bank, National Association,
as the Administrative Agent
333 S. Grand Avenue, 12th Floor
Los Angeles, CA 90071
Attention:    Donald Schubert

Gentlemen and Ladies:

We refer to the Amended and Restated Credit Agreement, dated as of July 24, 2013 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), among Marina District Finance Company, Inc., a New Jersey corporation (the “Borrower”), Marina District Development Company, LLC, a New Jersey limited liability company (“MDDC”), the various financial institutions (the “Lenders”) as are, or shall from time to time become, parties thereto, and Wells Fargo Bank, National Association as administrative agent (the “Administrative Agent”) for the Lenders and as L/C Issuer and Swing Line Lender. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

1.Incremental Term Facility. Pursuant to Sections 2.17 and 2.18 of the Credit Agreement, the Borrower has requested a term loan facility (the “Incremental Term Facility”) in an aggregate principal amount of up to $650,000,000 and the Lenders party hereto (the “Incremental Term Lenders”) are willing to provide such Incremental Term Facility pursuant to the terms of this joinder agreement and refinancing amendment (this “Agreement”). This Agreement will be an “Incremental Term Facility Joinder” and a “Refinancing Amendment” as described in Section 2(a) and (b) and the loans made hereunder (the “Incremental Term Loans”) will be “Term Loans” for purposes of, and as defined in, the Credit Agreement and will be subject to all terms and conditions of the Credit Agreement. For the avoidance of doubt, the “Incremental Term Loans” include both the Initial Incremental Term Loans (as defined below) and the Delayed Draw Term Loans (as defined below).

2.Incremental Term Commitments.

(a)The Incremental Term Facility will be available in multiple borrowings as set forth in this Section 2 but in, any event, in increments of no less than $5,000,000. Each Incremental Term Lender hereby agrees, subject to satisfaction of the conditions precedent set forth in Section 4.02 of the Credit Agreement and in Section 3(a) and (b) below, to make initial Incremental Term Loans (the “Initial Incremental Term Loans”) to the Borrower on a date which is on or after the Incremental Term Facility Effective Date (as defined below) but before August 31, 2015 (the “Initial Borrowing Date”) in the amount (such Lender’s “Initial Incremental Term Commitment”) set forth opposite such

Incremental Term Lender’s name on Schedule I attached hereto, which Initial Incremental Term Loans shall comprise an “Incremental Term Facility” under the Credit Agreement. This Agreement shall become an effective “Incremental Term Facility Joinder” under the Credit Agreement with respect to such Facility on such date.

(b)Each Incremental Term Lender agrees, subject to satisfaction of the conditions precedent set forth in Section 3(b) below, to make additional Incremental Term Loans (the “Delayed Draw Term Loans”) to the Borrower from time to time on any Business Day as the Borrower may request (each, a “Delayed Draw Borrowing Date”) prior to the one-year anniversary of the Incremental Term Facility Effective Date (the “Delayed Draw Commitment Termination Date”) in an aggregate amount not to exceed the amount (such Lender’s “Delayed Draw Commitment”) set forth opposite such Incremental Term Lender’s name on Schedule I attached hereto. Each borrowing of Delayed Draw Term Loans on a Delayed Draw Borrowing Date shall comprise an “Other Term Facility” under the Credit Agreement and this Agreement shall become an effective “Refinancing Amendment” under the Credit Agreement with respect to such Facility on such date.

(c)The Borrower and the Incremental Term Lenders hereby agree that the Incremental Term Facility described in Section 1 above, including each “Incremental Term Facility” and “Other Term Facility” (as such terms are defined in the Credit Agreement) comprising the Incremental Term Facility (as described in Section 1 above), shall upon the making of the relevant Incremental Term Loans be treated as a single “Incremental Term Facility” or “Other Term Facility” for purposes of the Credit Agreement and the other Loan Documents, including for purposes of voluntary and mandatory prepayments (and determining the Lenders’ Pro Rata Shares thereof) and for purposes of any voting matter contemplated under the Credit Agreement or the other Loan Documents.

(d)Each Incremental Term Lender hereby acknowledges and confirms that it has received a copy of the Credit Agreement (including the schedules and exhibits thereto) and each other Loan Document. Each Incremental Term Lender acknowledges that it has made its own independent investigation and credit evaluation of the Borrower in connection with entering into this Agreement.

3.Conditions Precedent.

(a)This Agreement and the obligation of the Incremental Term Lenders to make the Initial Incremental Term Loans shall become effective on the date (the “Incremental Term Facility Effective Date”) that the Borrower has delivered to the Administrative Agent (which date shall be no later than July 17, 2015):

(i)a certificate of a Responsible Officer of the Borrower certifying that (i) before and after giving effect to the making of the Incremental Term Loans no Default or Event of Default shall exist, (ii) the representations and warranties contained in Article V of the Credit Agreement, in the other Loan Documents and in any document furnished under or connection therewith are true and correct on and as of the Incremental Term Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement and (iii) since December 31, 2014 no Material Adverse Effect has occurred;

(ii)an Omnibus Reaffirmation duly executed by the Credit Parties and dated the Incremental Term Facility Effective Date.

(iii)certificates, resolutions and other documents of the Loan Parties of the type referred to in Sections (viii) and (ix) of Section 4.01 of the Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent;

(iv)an amendment reflecting the amendment of the obligations contemplated hereby (the “Mortgage Amendment”), in form and substance reasonably satisfactory to the Administrative Agent and the Incremental Term Lender, with respect to the Mortgaged Property, duly executed and delivered by a Responsible Officer and in form suitable for filing and recording in such filing or recording offices that the Administrative Agent reasonably deems necessary;

(v)favorable opinions of Morrison & Foerster LLP and Brownstein Hyatt Farber Schreck, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender party hereto, in form and substance reasonably satisfactory to the Administrative Agent;

(vi)an opinion with respect to the Mortgage Amendment from local counsel to the Borrower addressed to the Administrative Agent and each of the Lenders and dated the date of the Mortgage Amendment, in form and substance reasonably satisfactory to the Administrative Agent;

(vii)each Loan Party shall have received all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party, and the validity against such Loan Party, of this Agreement and the transactions and other agreements contemplated herein and all such consents, licenses and approvals shall be in full force and effect;

(viii)the Borrower shall have paid all fees and expenses required to be paid on the Incremental Term Facility Effective Date, including all fees and expenses payable to the Incremental Term Lender;

(ix)a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by MDDC) and evidence of flood insurance reasonably satisfactory to the Administrative Agent and otherwise in conformance with applicable law in the event the Mortgaged Property is in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area; and

(x)a duly completed Compliance Certificate for the fiscal quarter ending March 31, 2015.

(b)The obligation of the Incremental Term Lenders to make any Incremental Term Loan shall be subject to the conditions precedent set forth in Section 4.02 of the Credit Agreement as well as the following additional conditions precedent:

(i)a Request for Credit Extension requesting the borrowing of such Incremental Term Loans, which shall have been delivered at least five Business Days prior to the applicable borrowing date;

(ii)evidence in form and substance reasonably satisfactory to the Administrative Agent that the net proceeds of such Incremental Term Loan will be applied as required by the Credit Agreement and this Agreement;

(iii)endorsements to the title insurance policy of the type referred to in subsection (v) of Section 4.01(a) of the Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent;

(iv)a certificate of a Responsible Officer of the Borrower certifying that (i) before and after giving effect to the making of the Incremental Term Loans no Default or Event of Default shall exist, (ii) the representations and warranties contained in Article V of the Credit Agreement, in the other Loan Documents and in any document furnished under or connection therewith are true and correct on and as of the applicable Borrowing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement and (iii) since December 31, 2014 no Material Adverse Effect has occurred; and

(v)an Additional First Lien Joinder Agreement with respect to the Incremental Term Facility, dated on or prior to the Initial Borrowing Date, duly executed by the Administrative Agent, in its capacity as Authorized Representative for the Incremental Term Facility, the Collateral Agent and the Administrative Agent, in its capacity as Authorized Representative for the Revolving Credit Facility and for each Existing Term Facility in effect as of the Initial Borrowing Date.

4.Interest and Fees.

(a)Subject to the provisions of Section 2.08(b) of the Credit Agreement, (i) at any time and to the extent that the Incremental Term Loans are Eurodollar Rate Loans, the Incremental Term Loans shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Effective Eurodollar Rate (as defined below) for such Interest Period plus the Term Loan Applicable Rate (as defined below) and (ii) at any time and to the extent that the Incremental Term Loans are Base Rate Loans, the Incremental Term Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate for such Interest Period plus the Term Loan Applicable Rate; provided, that for purposes of calculating the Base Rate in connection with the Incremental Term Loans, clause (b) of the definition of “Base Rate” shall be deemed to refer to the Effective Eurodollar Rate.

“Effective Eurodollar Rate” means, for any Interest Period with respect to any Incremental Term Loan, the greater of (x) the Eurodollar Rate in effect for such Interest Period and (y) 1.00%.

“Term Loan Applicable Rate” means, with respect to the Incremental Term Loans, (a) in the case of Eurodollar Loans, (i) at any time that the Total Leverage Ratio is equal to or greater than 4.50 to 1.0, 6.00%,

(ii) at any time that the Total Leverage Ratio is equal to or greater than 3.50 to 1.0 but less than 4.50 to 1.0, 5.75%, (iii) at any time that the Total Leverage Ratio is equal to or greater than 3.00 to 1.0 but less than 3.50 to 1.0, 5.50%, (iv) at any time that the Total Leverage Ratio is equal to or greater than 2.50 to 1.0 but less than 3.00 to 1.0, 5.25%, and (v) at any time that the Total Leverage Ratio is less than 2.50 to 1.0, 5.00%, and (b) in the case of Base Rate Loans, (i) at any time that the Total Leverage Ratio is equal to or greater than 4.50 to 1.0, 5.00%, (ii) at any time that the Total Leverage Ratio is equal to or greater than 3.50 to 1.0 but less than 4.50 to 1.0, 4.75%, (iii) at any time that the Total Leverage Ratio is equal to or greater than 3.00 to 1.0 but less than 3.50 to 1.0, 4.50%, (iv) at any time that the Total Leverage Ratio is equal to or greater than 2.50 to 1.0 but less than 3.00 to 1.0, 4.25%, and (v) at any time that the Total Leverage Ratio is less than 2.50 to 1.0, 4.00%.

Any increase or decrease in the Term Loan Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) of the Credit Agreement in the case of the first three fiscal quarters of any fiscal year and immediately following the date a certification of the Total Leverage Ratio is delivered pursuant to Section 6.02(c) of the Credit Agreement in the case of the final quarter of any fiscal year; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b) of the Credit Agreement or a certification of Total Leverage Ratio is not delivered when due in accordance with Section 6.02(c) of the Credit Agreement, then the Term Loan Applicable Rate shall be the rate referred to in clause (a)(i) or (b)(i) of the definition thereof (set forth above) as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day after the date such certificate is delivered.

Notwithstanding the foregoing, in the event that the Effective Yield (as defined below) for any Term Facility under the Credit Agreement (other than the Incremental Term Facility contemplated in Section 1 hereof), as determined by the Administrative Agent, is higher than the Effective Yield for the Incremental Term Facility, as determined by the Administrative Agent, by more than 50 basis points, then the interest rates referred to above shall be increased to the extent necessary so that the Effective Yield for the Incremental Term Facility, as determined by the Administrative Agent, is equal to the Effective Yield for such other Term Facility minus 50 basis points. If necessary, this Agreement shall be amended, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to reflect such increase in interest rate.

(b)The Borrower shall pay to the Administrative Agent for the account of each Incremental Term Lender in accordance with its Delayed Draw Commitment, an unused fee (the “Delayed Draw Unused Fee”) equal to 0.25% per annum times the actual daily amount of such Incremental Term Lender’s Delayed Draw Commitment. The Delayed Draw Unused Fee shall accrue at all times from and after the Incremental Term Facility Effective Date to and including the earliest to occur of (i) the date on which the Delayed Draw Commitments are terminated in full pursuant to Section 5(c) or reduced to zero as a result of the making of Delayed Draw Term Loans and (ii) the Delayed Draw Commitment Termination Date, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Incremental Term Facility Effective Date, and on the Maturity Date as described in Section 5(b) below, and calculated as provided in Section 2.10 of the Credit Agreement.

5.Repayment of Incremental Term Loans; Termination or Reduction of Delayed Draw Commitments.

(a)The Borrower shall make repayments of (i) the Initial Incremental Term Loans on or before the last Business Day of each fiscal quarter of the Borrower commencing with the fiscal quarter of the Borrower ending December 31, 2015 in an amount equal to the Amortization Percentage (as defined below) times the aggregate principal amount of the Initial Incremental Term Loans made on the Initial Borrowing Date and (ii) the Delayed Draw Term Loans on or before the last Business Day of each fiscal quarter of the Borrower commencing with the first full fiscal quarter of the Borrower ending after the Delayed Draw Borrowing Date for such Delayed Draw Term Loans in an amount equal to the Amortization Percentage times the aggregate principal amount of the Delayed Draw Term Loans made on such Delayed Draw Borrowing Date.

“Amortization Percentage” means 0.25%.

(b)The Borrower shall repay the outstanding principal amount of all Incremental Term Loans on July 16, 2023, which date shall be the Maturity Date for the Incremental Term Facility.

(c)The Borrower may, upon notice to the Administrative Agent, terminate the Delayed Draw Commitments, or from time to time permanently reduce the Delayed Draw Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., Pacific time (daylight or standard, as applicable), five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Incremental Term Lenders of any such notice of termination or reduction of the Delayed Draw Commitments. Any reduction of the Delayed Draw Commitments shall be applied to the Delayed Draw Commitments, as applicable, of each Incremental Term Lender according to its Pro Rata Share of the aggregate Delayed Draw Commitments, as applicable. The Delayed Draw Commitment of each Incremental Term Lender will be automatically reduced by the principal amount of each Delayed Draw Term Loan made by such Incremental Term Lender upon the making of such Delayed Draw Term Loan. All unpaid Delayed Draw Unused Fees accrued until the effective date of any termination of the Delayed Draw Commitments shall be paid on the effective date of such termination.

6.Mandatory Prepayments. Subject to the Intercreditor Agreement, in addition to the mandatory prepayments required pursuant to Section 2.07 of the Credit Agreement, following repayment in full of the TLB-1 Facility (as defined below):

(a)Beginning with the fiscal year ending December 31, 2015, within five Business Days after the delivery of each Compliance Certificate pursuant to Section 6.02(b) of the Credit Agreement that relates to financial statements delivered pursuant to Section 6.01(a) of the Credit Agreement, the Borrower shall prepay an aggregate principal amount of Incremental Term Loans, together with accrued and unpaid interest thereon, equal to the lesser of:

(i)the Applicable ECF Percentage of Excess Cash Flow for the fiscal year covered by such financial statements (the “ECF Prepayment Amount”), minus the aggregate amount of voluntary prepayments of Incremental Term Loans made during such fiscal year (without duplication of any voluntary prepayments of Term Loans deducted from the Excess Cash Flow payment for the prior fiscal year) and since January 1 of the current fiscal year pursuant to Section 2.05(a) of the Credit Agreement; and

(ii)if the lenders under any Specified Other Term Facility (as defined herein) require any mandatory prepayment in connection with excess cash flow, an amount equal to (A) the ECF Prepayment Amount times (B) (1) the aggregate outstanding principal amount of such Incremental Term Loans divided by (2) the sum of the aggregate outstanding principal amount of the Incremental Term Loans, such Specified Other Term Facility and any other Specified Other Term Facility which requires a mandatory prepayment of excess cash flow, and the remaining amount of the ECF Prepayment Amount shall be used to repay the Specified Other Term Facilities which require mandatory prepayment in connection with excess cash flow.

“Applicable ECF Percentage” means, with respect to any financial statements, (a) if the Total Leverage Ratio as of the end of the fiscal year covered by such financial statements is more than 2.50 to 1.0, 50% and (b) if the Total Leverage Ratio as of the end of the fiscal year covered by such financial statements is less than or equal to 2.50 to 1.0, 0%.

“ECF Consolidated EBITDA” means, for any period, the Credit Parties and their Subsidiaries’ consolidated income before distributions plus (or minus), in each case, to the extent deducted (or added) in determining consolidated income, depreciation, amortization, interest expense, income tax expense and pre-opening expenses, plus any extraordinary losses and minus any extraordinary gains, plus any non-recurring non-cash losses (or minus any non-recurring non-cash gains), plus any non-cash charges related to fair value adjustments, minus any non-cash gains related to fair value adjustments, and plus any losses, charges or expenses resulting from any donations made by the Credit Parties relating to the Casino Reinvestment Development Authority, all as determined in accordance with GAAP.

“Excess Cash Flow” means, for any fiscal year of the Credit Parties (a) ECF Consolidated EBITDA (as defined above) for such fiscal year less (b) the sum of (i) consolidated interest expense (as defined in GAAP) actually paid in cash by the Credit Parties and their Subsidiaries during such fiscal year, plus (ii) scheduled and mandatory principal repayments of Loans that are Term Loans made during such fiscal year pursuant to Section 2.07(e) of the Credit Agreement, plus (iii) income taxes actually paid in cash by the Credit Parties and their Subsidiaries during such fiscal year, plus (iv) without duplication of the amount described in clause (iii), the Tax Amount for such fiscal year, plus (v) pre-opening expenses paid by the Credit Parties and their Subsidiaries in cash during such fiscal year, plus (vi) capital expenditures actually made in cash by the Credit Parties and their Subsidiaries in such fiscal year to the extent permitted under the Loan Documents, plus (vii) without duplication, any accrued property tax refunds of the Credit Parties and their Subsidiaries during such fiscal year, minus (viii) without duplication, any property tax refunds received in cash or applied as a credit to property taxes otherwise payable by the Credit Parties and their Subsidiaries during such fiscal year.

“Specified Other Term Facility” means, at any time, any Term Facility or other term Indebtedness of the Borrower which has a first priority Lien on the Collateral (including if such Lien is pari passu with the Lien securing any Term Facility but excluding Indebtedness secured by junior Liens and Indebtedness that is unsecured) (other than the Incremental Term Facility or the TLB-1 Facility) outstanding at such time.

“TLB-1 Facility” means the Term Facility outstanding pursuant to that certain Lender Joinder Agreement, dated as of December 16, 2013, among the Borrower, MDDC, the Administrative Agent and each Lender party thereto.

(b)Within five Business Days after the receipt by the Borrower or any other Credit Party of any cash in settlement of any disputed property tax assessment, if the Total Leverage Ratio was greater than 3.00 to 1.0 as of the most recently ended fiscal quarter of MDDC, the Borrower shall prepay an aggregate principal amount of the Incremental Term Loans in an amount equal to the lesser of:

(i)the net cash proceeds received by such Credit Party in connection therewith; and

(ii)to the extent that the lenders under any Specified Other Term Facility require any mandatory prepayment in connection with the receipt of such proceeds, an amount equal to (A) the aggregate amount of such net cash proceeds times (B) (1) the aggregate outstanding principal amount of the Incremental Term Loans divided by (2) the sum of the aggregate outstanding principal amount of the Incremental Term Loans, such Specified Other Term Facility and any other Specified Other Term Facility which requires a mandatory prepayment in connection with the receipt of such proceeds, and the remaining amount of the cash settlement shall be used to repay the Specified Other Term Facilities which require mandatory prepayment in connection with the cash settlement.

(c)All prepayments of the Incremental Term Facility made pursuant to this Section 6, pursuant to Sections 2.05 or 2.07 of the Credit Agreement or pursuant to the Intercreditor Agreement shall be applied (i) if made prior to the Delayed Draw Commitment Termination Date (or, if earlier, the date on which the Delayed Draw Commitment shall have been reduced to zero), to the remaining principal installments thereof on a ratable basis and (ii) if made on or after the Delayed Draw Commitment Termination Date (or, if earlier, the date on which the Delayed Draw Commitment shall have been reduced to zero), to the principal installments thereof in inverse order of maturity.

(d)The parties hereto agree that they will reasonably cooperate so as to permit the Incremental Term Loans to be fungible with each other.

7.Payments Generally; Prepayment Premiums All payments of principal and interest shall be made to the Administrative Agent for the account of the Incremental Term Lenders in Dollars in immediately available funds at the Administrative Agent’s Office in accordance with the Credit Agreement; provided, that,

(a)in the event of a full or partial prepayment of Incremental Term Loans effected on or prior to the third anniversary of the Incremental Term Facility Effective Date with the proceeds of any Other Term Facility, Extended Term Facility or other Indebtedness or the issuance of Equity Interests by a Credit Party, such prepayment shall include a premium (in addition to any amounts owing in connection with such prepayment under Section 3.05 of the Credit Agreement) in an amount equal to (i) 4.00% of the principal amount so prepaid, in the case of any such prepayment on or prior to the first anniversary of the Incremental Term Facility Effective Date, (ii) 2.00% of the principal amount so prepaid, in the case of any such prepayment after the first anniversary of the Incremental Term Facility Effective Date but on or prior to the second anniversary of the Incremental Term Facility Effective Date and (iii) 1.00% of the principal amount so prepaid, in the case of any such prepayment after the second anniversary of the Incremental Term Facility Effective Date but on or prior to the third anniversary of the Incremental Term Facility Effective Date;

(b)in the event that any amendment, restatement, amendment and restatement or other modification to this Agreement or any other Loan Document, in each case that has the effect of decreasing the Effective Yield in respect of the Incremental Term Loans (any such amendment, restatement, amendment and restatement or other modification, a “Repricing Amendment”) is effected on or prior to the third anniversary of the Incremental Term Facility Effective Date, the Borrower shall pay an amendment fee to any Lender approving such amendment or conversion (other than any replacement Lender replacing a Lender pursuant to Section 10.16 of the Credit Agreement in connection with such amendment) in an amount equal to (i) 4.00% of the principal amount of Incremental Term Loans for which such Effective Yield is decreased, in the case of any such amendment, restatement, amendment and restatement or other modification effected on or prior to the first anniversary of the Incremental Term Facility Effective Date, (ii) 2.00% of the principal amount of Incremental Term Loans for which such Effective Yield is decreased, in the case of any such amendment, restatement, amendment and restatement or other modification effected after the first anniversary of the Incremental Term Facility Effective Date but on or prior to the second anniversary of the Incremental Term Facility Effective Date and (iii) 1.00% of the principal amount of Incremental Term Loans for which such Effective Yield is decreased, in the case of any such amendment, restatement, amendment and restatement or other modification effected after the second anniversary of the Incremental Term Facility Effective Date but on or prior to the third anniversary of the Incremental Term Facility Effective Date; and

(c)in the event that any Non-Consenting Lender other than a Disqualified Lender is replaced as a Lender pursuant to Section 10.16(b) of the Credit Agreement on or prior to the third anniversary of the Incremental Term Facility Effective Date in connection with a Repricing Amendment, the Borrower shall pay a fee to any such Lender in an amount equal to (i) 4.00% of the principal amount of such Lender’s Incremental Term Loans being assigned pursuant to such replacement, in the case of any such replacement effected on or prior to the first anniversary of the Incremental Term Facility Effective Date, (ii) 2.00% of the principal amount of such Lender’s Incremental Term Loans being assigned pursuant to such replacement, in the case of any such replacement effected after the first anniversary of the Incremental Term Facility Effective Date but on or prior to the second anniversary of the Incremental Term Facility Effective Date and (iii) 1.00% of the principal amount of such Lender’s Incremental Term Loans being assigned pursuant to such replacement, in the case of any such replacement effected after the second anniversary of the Incremental Term Facility Effective Date but on or prior to the third anniversary of the Incremental Term Facility Effective Date.

“Effective Yield” means yield taking into account upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount (with original issue discount being equated to interest based on an assumed four-year life to maturity) but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans and without taking into account any fluctuations in the Eurodollar Rate or comparable rate.

8.Covenants.

(a)From and after the Incremental Term Facility Effective Date, no Credit Party shall, and shall not permit any Subsidiary to, make or become legally obligated to make any capital expenditure, except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Credit Parties and their Subsidiaries in any fiscal year, $40,000,000; provided that any portion of such amount (but in no case more than $10,000,000), if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year (but not any fiscal years thereafter); and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount permitted for such fiscal year.

(b)From and after the Incremental Term Facility Effective Date, notwithstanding the provisions of Section 7.06 of the Credit Agreement (except as expressly provided for herein), MDDC shall not make, and shall not permit any of its Subsidiaries (including the Borrower) to make, any Restricted Payment pursuant to such clause unless (i) the Total Leverage Ratio will be (x) 4.00 to 1.00 or less, after giving effect thereto, or (y) if an Additional License Event has occurred and is continuing, 2.50 to 1.00 or less at the time thereof and, after giving effect thereto, 3.00 to 1.00 or less, (ii) such Restricted Payment is in an amount less than or equal to Cumulative Excess Cash Flow and (iii) no Default or Event of Default shall have occurred and be continuing or if a Default will result after giving effect thereto. Notwithstanding the limitations in the prior sentence, MDDC and its Subsidiaries may make Restricted Payments permitted by Section 7.06(b) of the Credit Agreement.

“Additional License Event” means a casino gaming developer or operator (excluding Boyd Gaming Corporation, MDDC, the Borrower and their respective Affiliates) has received final and effective licenses, permits, franchises and other authorizations from applicable Governmental Authorities (“Gaming Approvals”) required to own, lease, operate or otherwise conduct the casino gaming business excluding online gaming licenses and video lottery terminals (i) in the State of New Jersey, but outside Atlantic County, New Jersey (“New Jersey Casinos”); or (ii) in the Commonwealth of Pennsylvania so long as, in respect of (ii) hereof, such casino gaming business is located within 75 miles (measured in a straight line) (“Contiguous Jurisdictions”) of the casino gaming business located in Atlantic City, New Jersey commonly known as The Borgata Casino Hotel & Spa (“Contiguous Jurisdiction Casinos”). For the avoidance of doubt, Gaming Approvals does not include Gaming Approvals received by New Jersey Casinos or Contiguous Jurisdiction Casinos prior to the date of this Agreement, whether or not such Gaming Approvals are renewed, reallocated or transferred within New Jersey Casinos or within Contiguous Jurisdictions after the date of this Agreement.

“Cumulative Excess Cash Flow” means, on any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication, (a) Excess Cash Flow for each fiscal year commencing with the fiscal year ending December 31, 2015 minus (b) the ECF Prepayment Amount for each such fiscal year minus (c) the aggregate amount of Restricted Payments theretofore made pursuant to Section 7.06(a) of the Credit Agreement with Cumulative Excess Cash Flow.

(c)The proceeds of the Incremental Term Loans shall be used (i) in the case of the Initial Incremental Term Loans, on the Initial Borrowing Date to (x) pay fees, costs and expenses in connection with the incurrence of such Incremental Term Loans and (y) fund the redemption of the 2018 Notes, including principal, accrued and unpaid interest and premium to the redemption date, and (ii) in the case of the Delayed Draw Term Loans, on the relevant Delayed Draw Borrowing Date to (x) pay fees, costs and expenses in connection with the incurrence of such Delayed Draw Term Loans and (y) prepay, including principal, accrued and unpaid interest and premium to the date of prepayment Term Loans under any Term Facility outstanding on the relevant Delayed Draw Borrowing Date; provided, that if agreed by each Incremental Term Lender holding a Delayed Draw Commitment and to the extent not then prohibited under the Credit Agreement, after prepayment in full of all Existing Term Facilities (other than the Incremental Term Facility contemplated hereby) the proceeds of Delayed Draw Term Loans may be used to prepay principal amounts outstanding under (and accrued interest and Unused Fees in respect of) the Revolving Credit Facility.

(d)For the avoidance of any doubt, the parties hereto agree that the Incremental Term Lenders shall be treated in all respects as Term Lenders and shall have the benefit of all representations and warranties, covenants (including, without limitation, Section 7.11 of the Credit Agreement) and other rights and protections set forth in the Credit Agreement and the other Loan Documents on the date hereof unless specifically stated otherwise in this Agreement; provided that to the extent that any Other Term Facility or Extended Term Facility benefits from any financial covenant in addition to the financial covenant set forth in Section 7.11 of the Credit Agreement, the Incremental Term Lenders shall not have the benefit of such additional financial covenant without the prior written consent of the Borrower.

(e)Within five (5) Business Days after delivery of the financial statements referred to in Section 6.01(a) of the Credit Agreement, the Borrower shall deliver to the Administrative Agent a calculation of Cumulative Excess Cash Flow and ECF Consolidated EBITDA for the applicable fiscal year.

9.Assignments. In addition to any consent required by Section 10.07(b) of the Credit Agreement, any assignment of an Incremental Term Commitment, Delayed Draw Commitment or Incremental Term Loan must be approved by the Borrower if such assignment is to a Term Lender under any other Term Facility (such approval not to be unreasonably withheld or delayed) so long as no Event of Default has occurred and is continuing.

10.Representations and Warranties. Each Loan Party hereby represents and warrants:

(a)Each Loan Party, which is party hereto, has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Agreement (the “Amended Agreement”) and the other Loan Documents;

(b)The execution and delivery of this Agreement and the performance of the Amended Agreement and the other Loan Documents have been duly authorized by all necessary action on the part of each Loan Party;

(c)The execution and delivery by each Loan Party of this Agreement and the performance by each Loan Party of the Amended Agreement and the other Loan Documents do not and will not (i) violate (A) any provision of any law, statute, rule or regulation, or of the certificate or articles of incorporation or partnership agreement, other constitutive documents or by-laws of MDDC, the Borrower or any other Loan Party or (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any Contractual Obligation of the applicable Loan Party, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 10(c), individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) except as permitted under the Amended Agreement, result in or require the creation or imposition of any Lien upon any of the properties or assets of each Loan Party (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or partners or any approval or consent of any Person under any Contractual Obligation of each Loan Party, except for such approvals or consents which will be obtained on or before the Incremental Term Facility Effective Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect;

(d)No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery by each Loan Party of this Agreement and the performance by the Credit Parties of the Amended

Agreement and the other Loan Documents, except for such actions, consents and approvals the failure to obtain or make which could not reasonably be expected to result in a Material Adverse Effect or which have been obtained and are in full force and effect; and

(e)This Agreement has been duly executed and delivered by each of the Loan Parties party thereto and this Agreement and the Amended Agreement each constitutes a legal, valid and binding obligation of such Loan Party to the extent a party thereto, enforce-able against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.Loan Documents. This Agreement is a Loan Document.

13.Amendments. Subject to the provisos to Section 10.01 of the Credit Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by a Credit Party or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Term Lenders under the Incremental Term Facility and the Credit Parties or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

14.Entire Agreement. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. This Agreement may be amended or modified only in writing signed by each party hereto.

15.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NEW YORK applicable to agreements made and to be performed entirely within such State (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK); PROVIDED THAT EACH INCREMENTAL TERM LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
MARINA DISTRICT FINANCE COMPANY, INC.

By:    /s/ Josh Hirsberg____________________________
Name:    Josh Hirsberg
Title:    Vice President, Treasurer and Chief
Financial Officer

MARINA DISTRICT DEVELOPMENT COMPANY, LLC

By:    Marina District Development
Holding Co., LLC, a New Jersey limited
liability company
Its:    Sole Member

By:    Boyd Atlantic City, Inc.,
a New Jersey corporation
Its:    Managing Member

By:    /s/ Josh Hirsberg____________________________
Name:    Josh Hirsberg
Title:    Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:     /s/ Jennifer Havalchak_________________________
Name:    Jennifer Havalchak
Title:    Vice President

CPPIB CREDIT INVESTMENTS III INC., as Incremental Term Lender

By:     /s/ Mark Jenkins______________________________
Name:    Mark Jenkins
Title:    Senior Managing Director

By:     /s/ Poul Winslow_____________________________
Name:    Poul Winslow
Title:    Authorized Signatory

Schedule I

Incremental Term Lender	Initial Incremental Term Commitment	Delayed Draw Commitment
CPPIB Credit Investments III Inc.	$420,000,000	$230,000,000
Total:	$420,000,000	$230,000,000